Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Soligenix, Inc. on Form S-3 (No. 333-274265) to be filed on or about December 8, 2023 of our report dated March 31, 2023, on our audits of the financial statements as of December 31, 2022 and 2021 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed March 31, 2023. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

EISNERAMPER LLP

New York, New York

December 8, 2023